Exhibit k.1

CREDIT AGREEMENT

dated as of February 14, 2003

among

DUFF & PHELPS UTILITY AND CORPORATE BOND TRUST INC.

as Borrower

The Lenders Party Hereto

and

THE BANK OF NEW YORK,

as Administrative Agent

BNY CAPITAL MARKETS, INC.,

as Lead Arranger and Book Runner

Bryan Cave LLP

245 Park Avenue

New York, New York 10167

(ii)

TABLE OF CONTENTS

Page
SCHEDULES:

Schedule 1.1A	Pricing Service Methods
Schedule 1.1B	Investment Policies
Schedule 2.1	List of Commitments
Schedule 4.6	Disclosed Matters

EXHIBITS:

Exhibit A	Form of Assignment and Acceptance
Exhibit B-1	Form of Opinion of Special Maryland Counsel to the Borrower
Exhibit B-2	Form of Opinion of Special Illinois and New York Counsel to the Borrower
Exhibit C-1	Form of Borrowing Request (by Borrower)
Exhibit C-2	Form of Borrowing Request (by Depositary)
Exhibit D	Form of Note
Exhibit E	Form of Compliance Certificate

(iii)

CREDIT AGREEMENT, dated as of February 14, 2003, among DUFF & PHELPS UTILITY AND CORPORATE BOND TRUST INC., the LENDERS party hereto and THE BANK OF NEW YORK, as Administrative Agent.

The parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.1 Defined Terms

As used in this Credit Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate.

“Administrative Agent” means BNY, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement Date” means the first date appearing in this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Administrative Agent, substantially in the form of Exhibit A or in such other form as shall be acceptable to the Administrative Agent.

“Available Commitment” means, as of any date, the excess, if any, of the aggregate Commitments of all Lenders over the aggregate Credit Exposure of all Lenders.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the Termination Date.

“BNY” means The Bank of New York and its successors.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Duff & Phelps Utility And Corporate Bond Trust Inc., a Maryland corporation.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a Borrowing Request, substantially in the form of Exhibit C-1 (with respect to a request made by the Borrower) or Exhibit C-2 (with respect to a request made by the Depositary), or in such other form as shall be reasonably acceptable to the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Calculation Date” means the close of business on the last Business Day of each calendar week.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, to the extent required to be capitalized in accordance with GAAP.

“Cash Equivalents” means:

(a) debt obligations maturing within one year from the date of acquisition thereof to the extent the principal thereof and interest thereon is backed by the full faith and credit of the United States of America;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having a rating of at least A-1+ from S&P and P-1 from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 or, to the extent not otherwise included, any Lender, and which is rated at least A-1+ by S&P, and P-1 by Moody’s in the note or commercial paper rating category, in each case denominated in dollars;

fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clauses (a), (b) or (c) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition; and

(d) money market mutual funds, 90% of the investments of which are in cash or investments contemplated by clauses (a), (b) and (c) of this definition.

“Change in Law” means (i) the adoption of any law, rule or regulation after the Agreement Date, (ii) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Agreement Date or (iii) compliance by any Credit Party (or, for purposes of Section 3.5(b), by any lending office of such Credit Party or by such Credit Party’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Agreement Date.

“Charges” has the meaning set forth in Section 10.12.

“Closing Date” means the date on which the conditions specified in Section 5.1 are satisfied (or waived in accordance with Section 10.2).

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder in an aggregate outstanding amount not exceeding the amount of such Lender’s Commitment as set forth on Schedule 2.1, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable, as such Commitment may be adjusted from time to time pursuant to Section 2.5 or pursuant to assignments by or to such Lender pursuant to Section 10.4. The initial aggregate amount of the Commitments on the Agreement Date is $75,000,000.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit E.

“Consent Expiration Date” has the meaning set forth in Section 2.11(b).

“Consenting Lender” has the meaning set forth in Section 2.11(c).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“CP Maintenance Ratio” means the ratio of (a) Eligible Asset Value to (b) Liabilities of the Borrower.

“CP Notes” means the short-term promissory notes of the Borrower issued pursuant to and in accordance with the Depositary Agreement.

“CP Payment Account” has the meaning set forth in the Depositary Agreement.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the aggregate outstanding principal balance of such Lender’s Loans at such time.

“Credit Parties” means the Administrative Agent and the Lenders.

“Default” means any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Depositary” means The Bank of New York (as successor to The Industrial Bank of Japan Trust Company), as depositary and issuing and paying agent for the Borrower and trustee for the holders of the CP Notes.

“Depositary Agreement” means the Depositary Agreement, dated as of February 1, 1994, between the Borrower and the Depositary, as amended by a certain letter amendment, dated the Agreement Date.

“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in Schedule 4.6.

“Discounted Value” has the meaning set forth in the Depositary Agreement.

“dollars” or “$” refers to lawful money of the United States of America.

“DRIP” means the dividend reinvestment plan maintained by the Borrower pursuant to which the shareholders of the Borrower may elect to have all dividends and capital gains distributions paid on their common stock automatically reinvested by The Bank of New York, as agent for such shareholders, in additional shares of common stock of the Borrower.

“Eligible Asset” means each asset of the Borrower that is both an S&P Eligible Asset and a Moody’s Eligible Asset, provided that, for the purposes of any computation of the CP Maintenance Ratio, “Eligible Asset” shall not include (i) any security referenced in clause (b) of the proviso set forth in the definition of “Liability” until such time as the related liability for the deferred settlement of the purchase of such security shall have been satisfied and (ii) any asset held as collateral for securities loaned by the Borrower pursuant to a securities lending transaction.

“Eligible Asset Value” means, with respect to each Eligible Asset, the Discounted Value thereof using the Funding Test Discount Factors.

“Eligible Assignee” means a Lender, any affiliate of a Lender and any other commercial bank (i) whose short-term unsecured obligations are rated at least P-1 by Moody’s and at least A-1+ by S&P, (ii) which has a combined capital and surplus of at least $500,000,000, and (iii) which is reasonably acceptable to the Borrower.

“Eligible CP Notes” means CP Notes issued in compliance with the terms hereof.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means, as to any Person, any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of such Person directly or indirectly resulting from or based upon (i) violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) exposure to any Hazardous Materials, (iv) the release or threatened release of any Hazardous Materials into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” means (i) shares of corporate stock, partnership interests, membership interests, and any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and (ii) all warrants, options or other rights to acquire any Equity Interest set forth in clause (i) of this defined term.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Bankruptcy” means the occurrence of an Event of Default under paragraphs (h) or (i) of Section 8.1.

“Event of Default” has the meaning assigned to such term in Section 8.1.

“Excess CP Proceeds” means the excess, if any, of (i) the net amount of the proceeds to the Borrower of any new CP Notes issued, over (ii) the Face Amount of the Eligible CP Notes that matured immediately prior to the issuance of such new CP Notes.

“Excluded Taxes” means, with respect to any Credit Party or any other recipient of any payment to be made by or on account of any obligation of the Borrower under any Loan Document, (i) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Credit Party, in which its applicable lending office is located, including any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction, other than any such taxes that would not have been imposed but for the organization or residence by the Borrower in the jurisdiction imposing the tax or the situs of any property securing, directly or indirectly, the obligations of the Borrower under the Loan Documents in the jurisdiction imposing the tax, and (ii) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Credit Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 3.7(e), except to the extent that such Foreign Lender (or its assignor, if any) was otherwise entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.7(a).

“Existing Credit Agreement” means the Credit Agreement, dated as of July 29, 1998, among the Borrower, the lenders party thereto and Bank of America, N.A. (formerly known as Bank of America National Trust and Savings Association), as agent for such lenders, as amended, supplemented or otherwise modified prior to the Closing Date.

“Extension Request” has the meaning set forth in Section 2.11(a).

“Face Amount” means (i) in the case of any CP Note issued on a discount basis, the face amount stated therein, and (ii) in the case of any CP Note issued on an interest-bearing basis, the principal amount stated therein plus the amount of all interest accrued or to accrue on such CP Note prior to its stated maturity date.

“Fair Market Value” means, with respect to any asset of the Borrower, the market value thereof determined by the Pricing Service in accordance with the methods set forth in Schedule 1.1A.

“Federal Funds Effective Rate” means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by it.

“Federal Reserve Form” means an FR Form U-1 duly completed and executed by the Borrower, the statements made in which shall be such, in the reasonable opinion of the Administrative Agent, as to permit the transactions contemplated hereby in accordance with Section 6.7(b), together with all instruments, certificates and other documents executed or delivered in connection therewith or attached thereto.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Funding Test Discount Factors” has the meaning set forth in the Depositary Agreement.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Gross Asset Coverage Ratio” means, at any time, the ratio of (a) Total Asset Value to (b) Liabilities of the Borrower.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Liability of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Liability or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Liability of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Liability or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Liability, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranteed” has a meaning correlative thereto.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price swap, cap, collar, hedging or other like arrangement.

“Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statement of the Borrower, any qualification or exception to such opinion or certification:

(a) which is of a “going concern” or similar nature;

(b) which relates to the limited scope of examination of matters relevant to such financial statement; or

(c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item, but only if the effect of such adjustment would be to cause the Borrower to be in default of any of its obligations under Section 7.11.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.3(b).

“Initial Transactions” means (i) the execution and delivery of the Loan Documents and (ii) the Borrowing, if any, to take place on the Closing Date, and the use of the proceeds thereof.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 3.2.

“Interest Payment Date” means (i) with respect to any ABR Loan, the last day of each March, June, September and December, (ii) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Eurodollar Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (iii) with respect to all Loans, the Maturity Date.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect, provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment Advisor” means Duff & Phelps Investment Management Co.

“Investment Advisors Act” means the Investment Advisors Act of 1940.

“Investment Company Act” means the Investment Company Act of 1940.

“Investment Policies” means the policies of the Borrower set forth on Schedule 1.1B.

“Junior Liabilities” means, with respect to any Person, all Liabilities of such Person other than Liabilities in respect of Senior Securities Representing Indebtedness.

“Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Liabilities” of any Person means, without duplication (i) all obligations of such Person for borrowed money and all obligations of such Person evidenced by or otherwise in respect of bonds, debentures, notes or similar instruments, (ii) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person, (iii) all Capital Lease Obligations of such Person, (iv) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Liabilities are to be determined, (v) all net obligations of such Person under Hedging Agreements, (vi) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness of any other entity (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such

Person or is limited in recourse, (vii) all Guarantees of such Person in respect of any of the foregoing, and (viii) all Liabilities of any other entity (including any partnership in which such Person is a general partner or any joint venture in which such Person is a joint venturer) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other entity, except to the extent the terms of such Liabilities expressly provide that such Person is not liable therefor; provided that, notwithstanding the foregoing, Liabilities shall not include (a) PURLS of such Person and (b) any liability arising solely from the deferred settlement of the purchase of any security in the ordinary course of business of such Person.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate of interest per annum as determined by the Administrative Agent, equal to the rate, as reported by BNY to the Administrative Agent, quoted by BNY to leading banks in the London interbank market as the rate at which BNY is offering dollar deposits in an amount approximately equal to its ratable share of such Eurodollar Borrowing with a maturity comparable to such Interest Period at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset.

“Loan Documents” means this Credit Agreement and the Notes.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Credit Agreement.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations or financial condition of the Borrower, (ii) the legality, validity or enforceability of any Transaction Document or (iii) the ability of the Borrower to perform any of its obligations under any Transaction Document.

“Material Obligations” means, as of any date, Liabilities (other than Liabilities under the Transaction Documents) of the Borrower in an aggregate principal amount exceeding $1,000,000. For purposes of determining Material Obligations, the “principal amount” of any Liabilities at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower would be required to pay if such Liabilities became due and payable on such day.

“Maturity Date” means February 13, 2004, as such date may be extended pursuant to Section 2.11.

“Maximum Rate” has the meaning set forth in Section 10.12.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Moody’s Eligible Asset” has the meaning set forth in the Depositary Agreement.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Asset Coverage Ratio” means, at any time, the ratio of (i) Total Asset Value less Junior Liabilities of the Borrower to (ii) Liabilities of the Borrower in respect of Senior Securities Representing Indebtedness.

“New Maturity Date” has the meaning set forth in Section 2.11(c).

“Notes” means, with respect to each Lender, a promissory note evidencing such Lender’s Loans payable to the order of such Lender (or, if required by such Lender, to such Lender and its registered assigns), substantially in the form of Exhibit D.

“Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents.

“Outstanding Eligible CP Notes” means all Eligible CP Notes issued and authenticated by the Depositary pursuant to and in accordance with the Depositary Agreement, less those Eligible CP Notes which have been paid in full or for the payment of which funds equal to the Face Amount thereof are on deposit in the CP Payment Account.

“Participant” has the meaning assigned to such term in Section 10.4(e).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or other similar governmental charges or levies that are not yet due or are being contested in compliance with Section 6.4;

(b) landlords’, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.4;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, tenders, contracts (other than contracts for the borrowing of money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 8.1;

(f) Liens of broker-dealers, clearing corporations and similar Liens incurred in the ordinary course of business, including Liens in connection with margin deposits in respect of transactions in options, futures and options on futures, but excluding Liens created in connection with the purchase of securities on margin or the short sale of securities;

(g) Liens in connection with investments of the Borrower, provided that such Liens are incurred in the ordinary course of business and consistent with customary practices in the Borrower’s industry;

(h) Liens in favor of a financial institution encumbering deposits (including the right of set-off) held by such financial institution in the ordinary course of its commercial business and which are within the general parameters customary in the banking industry; and

(i) Liens on Margin Stock.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Placement Agent” means Bank of America Securities LLC and Merrill Lynch Money Markets Inc., in their capacity as Placement Agent for the CP Notes, together with any successors or additional placement agents appointed from time to time by the Borrower in compliance with the Placement Agency Agreement.

“Placement Agency Agreement” means the Placement Agency Agreement, dated as of April 1, 1994, between the Borrower and the Placement Agent.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pricing Service” means Merrill Lynch & Co., acting through Merrill Lynch Securities Pricing Service and any successor pricing service appointed by the Borrower and approved in writing by the Rating Agencies then rating the CP Notes, provided that the appointment of such successor pricing service shall not result in a downgrade or withdrawal of the rating for such CP Notes provided by the Rating Agencies then rating the CP Notes.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by BNY as its prime commercial lending rate at its principal office in New York City, with each change in the Prime Rate being effective from and including the date such change is publicly announced as being effective. The Prime Rate is not intended to be the lowest rate of interest charged by BNY in connection with extensions of credit to borrowers.

“Program Termination Date” means the earliest of (a) the 15th day immediately preceding the Maturity Date then in effect, (b) the occurrence of an Event of Bankruptcy, (c) the date of any notice from the Administrative Agent or Required Lenders under Section 8.3, or (d) the date of any notice of termination from the Borrower pursuant to Section 2.5(b).

“PURLS” means, with respect to any Person as of any date, those items classified as “payables upon return of securities loaned” of such Person on such date under GAAP and not included as “indebtedness” for purposes of the calculation of “asset coverage” under the Investment Company Act.

“Rating Agencies” mean S&P and Moody’s.

“Register” has the meaning assigned to such term in Section 10.4(c).

“Regulated Investment Company” has the meaning set forth in Section 851 of the Code.

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and professional advisors of such Person and such Person’s Affiliates.

“Replacement Event” means, with respect to any Lender, (a) such Lender requests compensation under Section 3.5 in excess of $10,000, (b) any event requiring the Borrower to pay any additional amount to such Lender or any Governmental Authority for the account of such Lender pursuant to Section 3.7 in excess of $10,000, (c) such Lender’s short-term unsecured obligations are rated lower than P-1 by Moody’s or lower than A-1+ by S&P, (d) either Rating Agency notifies the Borrower that as the result of any rating downgrade of such Lender by either Rating Agency, the rating of the CP Notes will be reduced, (e) such Lender does not consent to an Extension Request made pursuant to Section 2.11 on or before the applicable Consent Expiration Date or (f) such Lender has a combined capital and surplus of less than $500,000,000.

“Required Lenders” means, at any time, Lenders having unused Commitments and Credit Exposures representing greater than 50% of the sum of the unused Commitments and Credit Exposures of all Lenders.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, or any successor thereto.

“S&P Eligible Asset” has the meaning set forth in the Depositary Agreement.

“SEC” means the Securities and Exchange Commission, or any other Governmental Authority succeeding to the functions thereof.

“Securities Act” means the Securities Act of 1933.

“Senior Security Representing Indebtedness” means any bond, debenture, note, or similar obligation or instrument constituting a security and evidencing a Liability of the Borrower.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power is or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent.

“Successful Extension Request” has the meaning set forth in Section 2.11(c).

“Super-majority Lenders” has the meaning set forth in Section 2.11(c).

“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” has the meaning set forth in Section 3.3(a).

“Total Asset Value” means, as of any date, an amount equal to the aggregate Fair Market Value of all items which would be set forth as assets on the balance sheet of the Borrower on such date in accordance with GAAP, provided that, for the purposes of any computation of the Gross Asset Coverage Ratio or the Net Asset Coverage Ratio, “Total Asset Value” shall not include (i) any security referenced in clause (b) of the proviso set forth in the definition of “Liability” until such time as the related liability for the deferred settlement of the purchase of such security shall have been satisfied and (ii) any asset held as collateral for securities loaned pursuant to a securities lending transaction.

“Transaction Documents” means the Loan Documents, the Depositary Agreement and the CP Notes.

“Transactions” means (i) the Initial Transactions, (ii) the borrowing of the Loans, (iii) the use of the proceeds of the Loans, and (iv) the transactions contemplated by the Depositary Agreement and all other documents and agreements executed or delivered in connection with the Borrower’s commercial paper program.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

Section 1.2 Classification of Loans and Borrowings

For purposes of this Credit Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”) and Borrowings may also be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

Section 1.3 Terms Generally

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (ii) any definition of or reference to any law shall be construed as referring to such law as from time to time amended and any successor thereto and the rules and regulations promulgated from time to time thereunder, (iii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof, (v) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Credit Agreement, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.4 Accounting Terms; GAAP

As used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement and (i) the Borrower notifies the Administrative Agent that the Borrower objects to determining compliance with such financial ratio or requirement on the basis of GAAP in effect immediately after such change becomes effective or (ii) the Required Lenders so object, then the Borrower’s compliance with such ratio or requirement shall be determined on the basis of GAAP in effect immediately before such change becomes effective, until either such notice is withdrawn by the Borrower or Required Lenders, as the case may be, or the Borrower and Required Lenders otherwise agree. Except as set forth in the preceding sentence or as otherwise expressly provided herein, the computation of financial ratios and requirements set forth in this Agreement shall be consistent with the Borrower’s financial statements required to be delivered hereunder. Unless the context otherwise expressly requires, any reference to a fiscal period shall refer to the relevant fiscal period of the Borrower.

ARTICLE 2.

THE CREDITS

Section 2.1 Commitments

Subject to the terms and conditions hereof, each Lender agrees, severally and not jointly, to make Loans to the Borrower (or to the Depositary on its behalf) in dollars from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Credit Exposure exceeding such Lender’s Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

Section 2.2 Loans and Borrowings

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.

(b) Subject to Section 3.4, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans, as applicable, in each case as the Borrower or the Depositary may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Credit Agreement.

(c) Each Loan shall be made as part of a Borrowing the aggregate principal amount of which shall be equal to the Face Amount of then maturing Eligible CP Notes (net of, without duplication, the sum of (i) any maturing Eligible CP Notes being paid from sources other than such Borrowing, (ii) the excess, if any, of the aggregate cash and Cash Equivalents of the Borrower (excluding, to the extent included therein, all sums in the CP Payment Account) over $30,000,000 and (iii) all sums on deposit in the CP Payment Account) to be funded with such Borrowing, rounded up to the nearest $50,000. Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of five Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Credit Agreement, neither the Borrower nor the Depositary shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.3 Requests for Borrowings

(a) To request a Borrowing, the Borrower or the Depositary shall deliver to the Administrative Agent a Borrowing Request signed by an authorized officer of the Borrower or Depositary, as applicable, (1) in the case of any Eurodollar Borrowing by the Borrower, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing, (2) in the case of an ABR Borrowing by the Borrower, not later than 1:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing and (3) in the case of an ABR Borrowing by the Depositary, not later than 10:30 a.m., New York City time, on the date of the proposed

Borrowing. Each such Borrowing Request shall (x) attach a copy of a Compliance Certificate as contemplated by Section 5.2(c), and (y) be irrevocable (other than in accordance with Section 2.3(d))and shall specify the following information in compliance with Section 2.2:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.

(b) If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower or the Depositary, as applicable, shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(c) Notwithstanding anything to the contrary contained herein, any request for an ABR Borrowing made by the Depositary with respect to any CP Notes must be delivered to the Administrative Agent by 10:30 a.m., New York City time, on or before the 15th day following the maturity date of such CP Notes (or, if such 15th day is not a Business Day, the next succeeding Business Day).

(d) Notwithstanding anything to the contrary contained herein, in the event that the Administrative Agent has received a Borrowing Request from each of the Borrower and the Depositary requesting Borrowings to be made on the same date and the sum of the aggregate principal amount of such requested Borrowings would exceed the amount set forth in Section 2.2(c), the Borrower may submit a written request to the Administrative Agent to revoke the Borrower’s Borrowing Request and the Administrative Agent may, in its sole and absolute discretion, honor such request. The Borrower hereby agrees that, in the event such request for revocation is honored by the Administrative Agent, the Borrower shall be deemed to have failed to borrow the Loans requested by such revoked Borrowing Request on the date specified therein and shall be liable for any break funding under Section 3.6 resulting from such failure. The Administrative Agent shall (i) notify the Borrower and the Lenders promptly after the Administrative Agent honors such request for revocation of the applicable Borrowing Request and (ii) shall promptly return all funds to each Lender made available to the Administrative Agent by such Lender in connection with such revoked Borrowing Request.

Section 2.4 Funding of Borrowings

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Subject to Section 5.2, the Administrative Agent will make such Loans available to the Depositary, solely for the benefit of the holders of Outstanding Eligible CP Notes, by promptly crediting or otherwise transferring, in any event not later than 2:00 p.m., New York City time, on the date of the proposed Borrowing, the amounts so received, in like funds, to the CP Payment Account.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.4(a) and may, in reliance upon such assumption, make available to the Borrower or the Depositary, as applicable, a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the Lender and the Borrower severally agree to pay (without duplication) to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower or the Depositary, as applicable, to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, for the three days beginning with the date such amount is made available to the Borrower, the Federal Funds Effective Rate and, at all times thereafter, the interest rate that would be otherwise applicable to such Borrowing, or (ii) in the case of the Borrower, the interest rate that would be otherwise applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.5 Termination and Reduction of Commitments

(a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments, provided that any such termination and each such reduction shall be in accordance with this Section 2.5(b). The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under this Section 2.5(b) at least ten Business Days prior to the proposed effective date of such termination or at least five Business Days prior to the proposed effective date of such reduction, specifying such election and such proposed effective date. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders, the Depositary and the Placement Agent of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable. On the proposed effective date of any termination of, and each reduction of, the Commitments, the Commitments shall be so terminated or reduced provided that (1) the Borrower shall have paid to the Administrative Agent, for the account of the applicable Credit Parties hereunder, all accrued and unpaid fees under Section 3.3, (2) no termination of the Commitments pursuant to this Section 2.5(b) shall be effective if, immediately after giving effect thereto, there would be any Outstanding Eligible CP Notes, (3) no reduction of the Commitments pursuant to this Section 2.5(b) shall be effective if such reduction would reduce the then Available Commitment to an amount less than the aggregate Face Amount of all Outstanding Eligible CP Notes that shall mature within the 44 consecutive day period immediately following the date of such reduction, (4) no such termination or reduction shall be effective if, after giving effect to any concurrent prepayment of the Loans, the sum of the Credit Exposures would exceed the total Commitments and (5) each such reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, provided further that the foregoing clauses (2) and (3) shall not apply in connection with the termination of the Commitments effective concurrently with the effectiveness of a replacement credit facility having an aggregate commitment amount greater than or equal to the aggregate Commitments immediately prior to such termination.

(c) Each reduction, and any termination, of the Commitments pursuant to this Agreement shall be permanent and each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.6 Repayment of Loans; Evidence of Debt

The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

Section 2.7 Prepayment of Loans

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b) In the event of any partial reduction or termination of the Commitments, then (i) at or prior to the date of such reduction or termination, the Administrative Agent shall notify the Borrower and the Lenders of the sum of the Credit Exposures after giving effect thereto and (ii) if such sum would exceed the total Commitments after giving effect to such reduction or termination, then the Borrower shall, on the date of such reduction or termination, prepay Borrowings in an amount sufficient to eliminate such excess.

(c) The Borrower shall prepay outstanding Loans, if any, upon its receipt of, and in the amount of, any Excess CP Proceeds.

(d) The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment hereunder, (i) in the case of a prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 10:30 a.m., New York City time, on the date of the prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing under Section 2.7(a) shall be in an integral multiple of $100,000 and not less than $500,000. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.1.

Section 2.8 Payments Generally; Pro Rata Treatment; Sharing of Setoffs

(a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal of Loans, interest or fees, or of amounts payable under Sections 3.5, 3.6, 3.7 or 10.3, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its office at One Wall Street, New York, New York, or such other office as to which the Administrative Agent may notify the other parties hereto, and except that payments pursuant to Sections 3.5, 3.6, 3.7 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal of Loans, interest, fees and commissions then due hereunder, such funds shall be applied (i) first, towards payment of interest, fees and commissions then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and commissions then due to such parties and (ii) second, towards payment of principal of Loans then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of Loans then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of, and accrued interest on, their respective Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Credit Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent permitted to do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the applicable Credit Parties hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Credit Parties the amount due. In such event, if the Borrower has not in fact made such payment, then each such Credit Party severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Credit Party with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Credit Party shall fail to make any payment required to be made by it pursuant to Section 2.4(b), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Credit Party to satisfy such Credit Party’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.9 Effect of Program Termination Date

Upon and after the occurrence of the Program Termination Date, (i) no further CP Notes shall be issued by the Borrower, (ii) the Administrative Agent shall promptly notify the Depositary that the Program Termination Date has occurred and the Depositary is to cease authenticating and delivering CP Notes immediately and (iii) the Depositary shall, and the Borrower shall cause the Depositary to, cease authenticating and delivering CP Notes immediately, provided that with respect to any CP Notes issued on the same date as such notice from the Administrative Agent is given, but prior to the receipt thereof by the Depositary, the Program Termination Date shall be deemed to be the day following the giving of such notice.

Section 2.10 Issuance of CP Notes

(a) In the event the Borrower, in its discretion, decides from time to time to issue CP Notes, it shall execute such CP Notes and deliver same to the Depositary for completion and delivery, all in accordance with the terms of the Depositary Agreement. Notwithstanding the foregoing, CP Notes shall not be issued if the Depositary would be prohibited from authenticating and delivering such CP Notes pursuant to the Depositary Agreement.

(b) The Borrower shall not issue any CP Notes if (i) the interest thereon or the discount from the face value amount thereof would be in excess of the maximum rate permitted by applicable law, or (ii) at the time of such issuance, the Borrower would not be able to satisfy the conditions to the making of Loans set forth in paragraphs (a) or (b) of Section 5.2.

(c) Subject to the terms and condition hereof, each Lender agrees that it shall not give, and shall not cause the Administrative Agent to give, any instructions to cease issuing CP Notes so long as (i) the Program Termination Date shall not have occurred, (ii) notice of termination shall not have been given by the Borrower under Section 2.5, and (iii) each of the applicable conditions precedent set forth in clause (b) above shall have been satisfied at the time such CP Notes are issued.

Section 2.11 Extension of Maturity Date

(a) The Borrower may from time to time request that the Maturity Date be extended for one or more additional periods by delivering a written request therefor to the Administrative Agent not earlier than 150 days, but not less than 90 days, prior to the then applicable Maturity Date (each an “Extension Request”). Promptly after receipt of each Extension Request, the Administrative Agent shall notify each Lender of the terms thereof.

(b) Each Lender will endeavor to respond to each Extension Request on or before the 20th Business Day following its receipt of notice thereof (such 20th Business Day being hereinafter sometimes referred to as the “Consent Expiration Date”), provided that (i) no Lender shall be required to consent to any Extension Request (any such consent to be within the sole and absolute discretion of such Lender), (ii) if a Lender does not respond to an Extension Request on or prior to the related Consent Expiration Date, such Lender shall conclusively be deemed to have not consented to such Extension Request, and (iii) the failure of any Lender to respond to an Extension Request shall not create any claim against it or have the effect of extending the Maturity Date or such Lender’s Commitment beyond the then applicable Maturity Date.

(c) In the event that at any time prior to the Consent Expiration Date, Lenders having unused Commitments and Credit Exposures representing greater than 66-2/3% of the sum of the unused Commitments and Credit Exposures of all Lenders (after giving effect to any assignment pursuant to Section 2.13 which becomes effective prior to the Consent Expiration Date) (“Super-majority Lenders”) shall have given written notice (each such consent being irrevocable) of their consent to such Extension Request (each a “Successful Extension Request”), then (i) the then applicable Maturity Date shall be extended, with respect to each Lender that shall have consented to such Extension Request prior to the Consent Expirations Date (each a “Consenting Lender”), to the date (the “New Maturity Date”) which is the earlier of (A) the Business Day selected by the Borrower in such Extension Request, or (B) the last Business Day which is not more than 364 days from the date of receipt by the Administrative Agent of the first consent from a Lender with respect to such Extension Request, and (ii) the Administrative Agent shall promptly notify the Borrower (and immediately after receiving such notification from the Administrative Agent, the Borrower shall promptly notify the Rating Agencies then rating the CP Notes), each Lender and the Depositary of the New Maturity Date. In the event that Super-majority Lenders shall not have consented to an Extension Request prior to the Consent Expiration Date, (1) the Maturity Date shall not be extended pursuant to such Extension Request, and (2) the Administrative Agent shall promptly notify the Borrower, each Lender and the Depositary thereof.

(d) In connection with each Successful Extension Request, with respect to each Lender that is not a Consenting Lender, on the existing Maturity Date (and without regard to any requirements relating to the pro-rata application of payments and Commitment reductions among all of the Lenders), (i) the Borrower shall pay to the Administrative Agent for the account of each such Lender, the outstanding principal of such Lender’s Loans, accrued interest thereon, accrued fees and all other amounts payable to such Lender hereunder, (ii) the Commitment of such Lender shall expire and (iii) such Lender shall cease to be a party to this Credit Agreement, provided that such Lender shall continue to be entitled to the benefits of Sections 3.5, 3.6, 3.7 and 10.3 through the date it ceases to be a Lender hereunder.

Section 2.12 Evidence of Debt

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the debt of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to paragraphs (a) or (b) of this Section shall, to the extent not inconsistent with any entries made in the Notes, be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Credit Agreement.

(d) Each Lender’s Loans shall be evidenced by a Note. The Borrower shall prepare, execute and deliver to each Lender a Note payable to the order of such Lender, substantially in the form of Exhibit D. In addition, if requested by a Lender, its Note may be made payable to such

Lender and its registered assigns in which case all Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more Notes in like form payable to the order of the payee named therein and its registered assigns.

Section 2.13 Replacement of Lenders

Upon the occurrence and during the continuance of any Replacement Event with respect to any Lender, the Borrower may, at its sole expense (including the fees referred to in Section 10.4(b)) and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.4), all its interests, rights and obligations under the Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from such Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.5 or payments required to be made pursuant to Section 3.7, such assignment shall result in a reduction in such compensation or payments on the effective date of such assignment. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE 3.

INTEREST, FEES, YIELD PROTECTION, ETC.

Section 3.1 Interest

(a) The Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate. The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the sum of (i)1.50% plus (ii) the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing.

(b) Notwithstanding the foregoing, if any principal of or interest on any Loan, or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraph of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Borrowings as provided in the preceding paragraph of this Section. In addition, notwithstanding the foregoing, if an Event of Default has occurred and is continuing then, so long as such Event of Default is continuing, all outstanding principal of each Loan shall, without duplication of amounts payable under the preceding sentence, bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraph of this Section.

(c) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, in good faith, and such determination shall be conclusive absent clearly demonstrable error.

Section 3.2 Interest Elections Relating to Borrowings

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall deliver to the Administrative Agent a signed Interest Election Request in a form reasonably acceptable to the Administrative Agent (or notify the Administrative Agent by telephone, to be promptly confirmed by delivery to the Administrative Agent of a signed Interest Election Request) by the time that a Borrowing Request would be required under Section 2.3 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.

(c) Each such telephonic and written Interest Election Request shall be irrevocable and shall specify the following information:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing, provided that any Borrowing requested by the Depositary shall initially be an ABR Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request prior to the end of the Interest Period applicable thereto (or an Election Request with respect to any Borrowing shall be ineffective pursuant to Section 3.4), then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 3.3 Fees

(a) The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a facility fee, which shall accrue at a rate per annum equal to 0.20% on the daily amount of the Commitment of such Lender (regardless of usage) during the period from and including the date on which this Credit Agreement becomes effective pursuant to Section 10.6 to but excluding the date on which the Commitments shall have terminated (the “Termination Date”); provided that, if such Lender continues to have any Credit Exposure after the Termination Date, then such facility fee shall continue to accrue on the daily amount of such Lender’s Credit Exposure from and including the Termination Date to but excluding the date on which such Lender ceases to have any Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year, each date on which the Commitments are permanently reduced, on the last day of the Availability Period and on the Termination Date, provided that facility fees which accrue after the Termination Date shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay to each Credit Party, for its own account, fees and other amounts, if any, payable in the amounts and at the times separately agreed upon in writing between the Borrower and such Credit Party.

(c) All fees and other amounts payable hereunder shall be paid on the dates due, in immediately available funds. Fees and other amounts paid shall not be refundable under any circumstances.

Section 3.4 Alternate Rate of Interest

If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 3.5 Increased Costs; Illegality

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Credit Party (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Credit Party or the London interbank market any other condition affecting this Credit Agreement, any Eurodollar Loans made by such Credit Party or any participation therein; and the result of any of the foregoing shall be to increase the cost to such Credit Party of making or maintaining any Eurodollar Loan hereunder or to increase the cost to such Credit Party or to reduce the amount of any sum received or receivable by such Credit Party hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Credit Party such additional amount or amounts as will compensate such Credit Party for such additional costs incurred or reduction suffered.

(b) If any Credit Party determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Credit Party’s capital or on the capital of such Credit Party’s holding company, if any, as a consequence of this Credit Agreement or the Loans made, by such Credit Party to a level below that which such Credit Party or such Credit Party’s holding company could have achieved but for such Change in Law (taking into consideration such Credit Party’s policies and the policies of such Credit Party’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Credit Party such additional amount or amounts as will compensate such Credit Party or such Credit Party’s holding company for any such reduction suffered.

(c) A certificate of a Credit Party setting forth the amount or amounts necessary to compensate such Credit Party or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Credit Party the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Credit Party to demand compensation pursuant to this Section shall not constitute a waiver of such Credit Party’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Credit Party pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Credit Party notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Credit Party’s intention to claim compensation therefor; and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding any other provision of this Credit Agreement, if, after the Agreement Date, any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing, as applicable, for an additional Interest Period shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as applicable), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans, as of the effective date of such notice as provided in the last sentence of this paragraph.

In the event any Lender shall exercise its rights under clause (i) or (ii) of this paragraph, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans, as applicable. For purposes of this paragraph, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

Section 3.6 Break Funding Payments

In the event of (i) the payment or prepayment (voluntary or otherwise) of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (iv) the assignment of any Eurodollar Loan other than on the last day of the Interest Period or maturity date applicable thereto as a result of a request by the Borrower pursuant to Section 2.13, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (a) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (b) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market (adjusted for reserve requirements). A certificate of any Lender setting forth, in reasonable detail, any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

Section 3.7 Taxes

(a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that, if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section), the applicable Credit Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify each Credit Party, within ten days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Credit Party on or with respect to any payment by or on account of any obligation of the Borrower under the Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Credit Party, or by the Administrative Agent on its own behalf or on behalf of a Credit Party, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under the Loan Documents, shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

Section 3.8 Mitigation Obligations

If any Lender requests compensation under Section 3.5, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.7, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or materially reduce amounts payable pursuant to Section 3.5 or 3.7, as applicable, in the future and (ii) would not subject such Lender or any of its Affiliates to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or any of its Affiliates. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Credit Parties that:

Section 4.1 Organization; Powers

The Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 4.2 Authorization; Enforceability

The Transactions are within the corporate powers of the Borrower to the extent it is a party thereto and have been duly authorized by all necessary corporate and, if required, equity holder action. Each Loan Document has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation thereof, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

Section 4.3 Governmental Approvals; No Conflicts

The Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any order of any Governmental Authority applicable to the Borrower, (iii) will not contravene or result in a default under any material indenture, agreement or other instrument (other than the Loan Documents) binding upon the Borrower or its assets, (iv) will not give rise to a right under any material indenture, agreement or other instrument (other than the Transaction Documents) (which has not been waived) to require any payment to be made by the Borrower, and (v) will not result in the creation or imposition of any Lien on any asset of the Borrower (other than Liens permitted by Section 7.2).

Section 4.4 Financial Condition; No Material Adverse Change

(a) The Borrower has heretofore furnished to each of the Credit Parties its statement of assets and liabilities as of and for the fiscal year ended December 31, 2001, and its related statements of operations and changes in net assets, in each case, audited and reported on by Ernst & Young, independent public accountants and certified by a Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and changes in financial position of the Borrower as of such dates and for the indicated periods in accordance with GAAP.

(b) Since December 31, 2001, there has been no material adverse change in the financial condition, operations, assets, business or properties, taken as a whole, of the Borrower.

Section 4.5 Properties

(a) The Borrower has good title to, or valid leasehold interests in, all its real and personal property used in its business, except for any such defects in title that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and none of its real and personal property is subject to any Liens other than Permitted Encumbrances.

(b) The Borrower owns, or is entitled to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.6 Litigation and Environmental Matters

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower (i) that, if adversely determined (and there exists a reasonable possibility of such adverse determination), could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that may affect the legality, enforceability or validity of any Transaction Document or the Transactions or, to the Borrower’s knowledge, that involve any Transaction Document or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the Borrower shall not (i) have failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) have become subject to any Environmental Liability, (iii) have received notice of any claim with respect to any Environmental Liability or (iv) know of any reasonable basis for any Environmental Liability.

(c) Since the Agreement Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Section 4.7 Compliance with Laws and Agreements

The Borrower is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property (including the Investment Company Act) and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each of the Borrower’s advisory contracts with the Investment Advisor is in full force and effect in all material respects and no default exists thereunder (other than any default arising solely as a result of the Borrower’s compliance with Section 7.9).

Section 4.8 Subsidiaries

The Borrower has no (a) direct or indirect subsidiaries, or (b) investments in joint ventures or partnerships as a general partner.

Section 4.9 Pension Plans; Multiemployer Plans

Neither the Borrower nor any ERISA Affiliate thereof maintains, or has at any time maintained, any Plan or Multiemployer Plan.

Section 4.10 Holding Company Status

The Borrower is not a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

Section 4.11 Federal Reserve Regulations; Use of Proceeds

Except for the Federal Reserve Forms to be executed and delivered by the Borrower pursuant to Section 5.2, no filing or other action is required under the provisions of Regulation T, Regulation U or Regulation X in connection with the execution and delivery by the Borrower of this Credit Agreement and neither the making of the Loans in accordance with this Credit Agreement, nor the use by Borrower of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

Section 4.12 Investment Company Matters; Taxes

(a) The Borrower has qualified as a Regulated Investment Company with respect to the immediately preceding fiscal year and has not taken any action, or failed to take any action, if such action or failure to act could reasonably be expected to prevent the Borrower from qualifying as a Regulated Investment Company with respect to the current fiscal year. The Borrower has timely filed or caused to be filed all Federal and State Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves in accordance with GAAP or (ii) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(b) The Borrower is in compliance in all material respects with all of its Investment Policies.

(c) The Borrower is a diversified closed-end management investment company registered under the Investment Company Act and has registered the sale of its common stock under the Securities Act and the Investment Company Act pursuant to one or more registration statements.

Section 4.13 Offerings in Compliance with Securities Laws

The Borrowers has not issued any of its securities in violation of any Federal or State securities laws applicable thereto, except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect.

Section 4.14 Disclosure

None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to any Credit Party in connection with the negotiation of the Loan Documents or delivered thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

ARTICLE 5.

CONDITIONS

Section 5.1 Closing Date

The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a) Credit Agreement. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Credit Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Credit Agreement) that such party has signed a counterpart of this Credit Agreement.

(b) Notes. The Administrative Agent shall have received a Note for each Lender, signed on behalf of the Borrower.

(c) Legal Opinion. The Administrative Agent shall have received a favorable written opinion (addressed to the Credit Parties and dated the Closing Date) from Miles & Stockbridge P.C., special Maryland counsel to the Borrower, substantially in the form of Exhibit B-1, and Skadden, Arps, Slate, Meagher & Flom, special Illinois and New York counsel to the Borrower, substantially in the form of Exhibit B-2. The Borrower hereby requests such counsel to deliver such opinions.

(d) Organizational Documents, etc. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Initial Transactions, the incumbency of its officer or officers who may sign the Loan Documents, including therein a signature specimen of such officer or officers and any other related legal matters relating to the Borrower, the Transaction Documents or the Initial Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(e) Officer’s Certificate. The Administrative Agent shall have received a certificate, in form and substance reasonably satisfactory to the Administrative Agent, dated the Closing Date and signed by a Financial Officer (i) confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 5.2, and (ii) attaching a true, correct and complete copy of the Depositary Agreement, the Placement Agency Agreement, each other document relating to the CP Notes, and each investment advisory agreement between the Borrower and the Investment Advisor.

(f) Fees and Expenses. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(g) Insurance. The Administrative Agent shall have received evidence reasonably satisfactory to it that the insurance required by Section 6.8 is in effect.

(h) No Violation. The performance by the Borrower of its obligations under each Transaction Document shall not (i) violate any applicable law, statute, rule or regulation or (ii) contravene, or result in a default or event of default under, any material agreement to which the Borrower is a party.

(i) Closing Ratios. The Administrative Agent shall have received a certificate of a Financial Officer, dated the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, setting forth each of the CP Maintenance Ratio, the Gross Asset Coverage Ratio and the Net Asset Coverage Ratio, in each case as of the Calculation Date immediately preceding the Closing Date after giving effect to the Initial Transactions (and attaching calculations in reasonable detail).

(j) Consent Letter. The Administrative Agent shall have received a letter, in form and substance reasonably satisfactory to the Administrative Agent, from the Investment Advisor consenting to the provisions of Section 7.9.

(k) No Litigation. The Administrative Agent shall have received a certificate of a Financial Officer, dated the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, confirming that the representations and warranties set forth in Section 4.6(a) shall be true and correct as of the Closing Date.

(l) No Material Adverse Change. The Administrative Agent shall have received a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, dated the Closing Date, confirming that the representations and warranties set forth in Section 4.4(b) shall be true and correct as of the Closing Date.

(m) Termination of Existing Credit Agreement. The Existing Credit Agreement shall have been terminated, all commitments of the lenders under the Existing Credit Agreement shall have been terminated, all loans, interest, fees and other obligations payable to the lenders under the Existing Credit Agreement shall have been paid in full, and the Administrative Agent shall have received satisfactory evidence of the foregoing.

The Administrative Agent shall notify the Borrower and the Credit Parties of the Closing Date, and each such notice shall be conclusive and binding. The Administrative Agent shall be entitled to assume that each of the conditions set forth in Section 5.1(h) has been satisfied unless it shall have received notice expressly to the contrary from a Lender or the Borrower. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.2) at or prior to 3:00 p.m., New York City time, on or before March 31, 2003 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 5.2 Each Credit Event

The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Credit Agreement shall be true and correct on and as of the date of such Borrowing (except to the extent any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall have been true and correct as of such earlier date).

(b) At the time of and immediately after giving effect to such Borrowing, (i) the Borrower shall be in compliance with Section 7.11(b), and (ii) no Event of Bankruptcy shall have occurred.

(c) The Administrative Agent shall have received (i) a Federal Reserve Form for each Lender, (ii) a Compliance Certificate duly completed and signed by a Financial Officer, and demonstrating compliance with Section 7.11(b), and (iii) such other documentation and assurances as shall be reasonably required by it in connection therewith.

(d) Immediately after giving effect to each Loan and the use of the proceeds thereof, the Borrower shall not have more than $30,000,000, in the aggregate, in cash and Cash Equivalents.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (d) of this Section and each issuance of a CP Note shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE 6.

AFFIRMATIVE COVENANTS

Until the Termination Date has occurred and the principal of and interest on each Loan and all fees and other amounts payable under the Loan Documents shall have been paid in full, the Borrower covenants and agrees with the Credit Parties that:

Section 6.1 Financial Statements and Other Information

The Borrower will furnish to the Administrative Agent and each Lender:

(a) as soon as available and in any event within 60 days after the end of the second fiscal quarter of each fiscal year, a copy of the Borrower’s semi-annual unaudited asset statement for such period, which shall have been prepared in accordance with the requirements of the SEC, including therein balance sheets of the Borrower as of the end of such period, statements of assets and liabilities of the Borrower, including the portfolio of investments as of the end of the preceding semi-annual period, and statements of earnings and cash flow of the Borrower for such period, in each case certified by a Financial Officer;

(b) as soon as available and in any event within 60 days after the end of each fiscal year, a copy of the annual audit report for the Borrower for such fiscal year, which shall have been prepared in accordance with the requirements of the SEC, including therein balance sheets of the Borrower as of the end of such fiscal year, statements of assets and liabilities of the Borrower, including the portfolio of investments as of the end of the previous fiscal year, and statements of earnings and cash flow of the Borrower for such fiscal year, in each case certified (other than as to the preparation of such statements in accordance with the requirements of the SEC and without any Impermissible Qualification) by Ernst & Young, or other independent public accountants reasonably acceptable to the Required Lenders, together with a certificate from such accountants containing a computation of, and showing compliance with, the financial ratios contained in Section 7.11 and to the effect that, in making the examination necessary for the signing of such annual report by such accountants, they have not become aware of any Default that has occurred and is continuing, or, if they have become aware of such Default, describing such Default and the steps, if any, being taken to cure it;

(c) as soon as available and in any event not later than seven days after the end of each calendar month, a Compliance Certificate, duly completed as at the end of such calendar month and signed by a Financial Officer;

(d) as soon as available and in any event not later than two Business Days after (i) the end of each calendar week, a Compliance Certificate, duly completed and signed by a Financial Officer, demonstrating compliance, as at the end of such calendar week, with Section 7.11(a) and (ii) each Calculation Date, in the event that any CP Note or any Loan shall have been outstanding on such Calculation Date, a Compliance Certificate, duly completed and signed by a Financial Officer, demonstrating compliance, as of such Calculation Date, with Sections 7.11(b) and 7.11(c);

(e) as soon as possible, and in any event within 60 days after the end of each fiscal quarter, an itemized statement as of the last Business Day of such fiscal quarter containing such detail as may be reasonably satisfactory to the Required Lenders, of the Borrower’s (i) assets, and the Fair Market Value thereof and (ii) Liabilities provided, that at any time that Loans are outstanding, the statement referred to herein shall be provided no less frequently than the last Business Day of each month during such period;

(f) upon the written request of the Administrative Agent, all such information as the Administrative Agent shall reasonably request relating to the value of any portfolio security or other asset of the Borrower or the assignment of values thereto by the Borrower or any other Person;

(g) as soon as possible and in any event within three Business Days after the occurrence of any Default (or immediately upon the occurrence thereof in the case of a Default specified in paragraphs (h) or (i) of Article 8), a statement of a Financial Officer setting forth details of such Default and the action which the Borrower has taken and proposes to take with respect thereto;

(h) as soon as possible and in any event within three Business Days after (x) the occurrence of any materially adverse development with respect to any litigation, action or proceeding constituting a Disclosed Matter or (y) the commencement of any litigation, action or proceeding of the type described in Section 4.6, notice thereof and copies of all documentation filed in any proceeding relating thereto;

(i) promptly after the sending or filing thereof, copies of all reports which the Borrower sends to any of its security holders, and all reports and registration statements which the Borrower files with the SEC or any national securities exchange;

(j) promptly after the entering into thereof, copies of all amendments to (i) all investment advisory contracts (including all sub-advisory or similar contracts) to which the Borrower is a party, and of all new investment advisory contracts (including all sub-advisory or similar contracts) and (ii) any of the documents referred to in Section 7.7, in each case, entered into by the Borrower after the Agreement Date;

(k) as soon as possible after the occurrence thereof, notice to the Administrative Agent and the Lenders of any loss in the Total Asset Value that exceeds 20% of the Total Asset Value (i) as of the Business Day immediately preceding the date of such occurrence, (ii) calculated for the period commencing with the first Business Day of any calendar week and ending on the last Business Day of such week, and/or (iii) calculated for the period commencing with the first Business Day of any calendar month and ending on the last Business Day of such month;

(l) at any other time reasonably requested by any Credit Party, a Compliance Certificate, duly completed and signed by a Financial Officer; and

(m) such other information respecting the condition or operations, financial or otherwise, of the Borrower as any Lender through the Administrative Agent may from time to time reasonably request.

Section 6.2 Notices of Material Events

The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, so long as the Borrower has knowledge thereof, affecting the Borrower or any Affiliate thereof that, if adversely determined, could in the good faith opinion of the Borrower reasonably be expected to result in a Material Adverse Effect;

(b) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.3 Existence; Conduct of Business

The Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

Section 6.4 Payment and Performance of Obligations

The Borrower will pay or perform its obligations, including Tax liabilities, that, if not paid or performed, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (ii) the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

Section 6.5 Books and Records; Inspection Rights

The Borrower will keep proper books of record and account which accurately reflect all dealings and transactions in relation to its business and activities in each case in all respects in compliance with all applicable laws, rules and regulations and its organic documents. The Borrower will permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts (at the Borrower’s expense) from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (and the Borrower hereby irrevocably authorizes such independent accountants to discuss the Borrower’s financial matters with each Credit Party or its representatives whether or not any representative of the Borrower is present), all at such reasonable times and as often as reasonably requested.

Section 6.6 Compliance with Laws

The Borrower will comply in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property.

Section 6.7 Use of Proceeds

(a) The Borrower shall cause the Depositary to apply the proceeds of each Borrowing to the payment of principal of, and interest on, matured Outstanding Eligible CP Notes.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or acquire any Margin Stock or for any purpose that entails a violation of any of the regulations of the Board, including Regulation T, Regulation U and Regulation X.

Section 6.8 Insurance

The Borrower will maintain or cause to be maintained with responsible insurance companies insurance with respect to its properties and business to the extent required under applicable law, including (a) such fidelity bond coverage as shall be required by Rule 17g-l promulgated under the Investment Company Act or any successor provision, (b) errors and omissions, and director and officer liability insurance, and (c) other insurance against such casualties and contingencies, and, with respect to clauses (b) and (c) hereof, of such types and in such amounts as are substantially similar to the coverages maintained by the Borrower as of the Agreement Date, and the Borrower will, upon request of the Administrative Agent, furnish to each Credit Party at reasonable intervals a certificate of an authorized officer of the Borrower setting forth the nature and extent of all insurance maintained by the Borrower in accordance with this Section.

Section 6.9 Regulated Investment Company

The Borrower will at all times maintain its status as a “regulated investment company” under the Code and will timely distribute its income (including capital gains) so that it will not be subject to tax (including corporate tax) under the Code.

Section 6.10 Compliance with Agreements

The Borrower will comply in all material respects with the terms of the Depositary Agreement and the Placement Agency Agreement, including all provisions in the Depositary Agreement pertaining to the issuance of CP Notes and all provisions contained in Section 8(a) of the Depositary Agreement.

Section 6.11 Environmental Compliance

The Borrower will use and operate all of its facilities and properties in material compliance with all Environmental Laws.

Section 6.12 Closed-end Status

The Borrower will maintain itself as a “closed-end” fund under the Investment Company Act.

ARTICLE 7.

NEGATIVE COVENANTS

Until the Termination Date and the principal of and interest on each Loan and all fees and other amounts payable under the Loan Documents shall have been paid in full, the Borrower covenants and agrees with the Credit Parties that:

Section 7.1 Liabilities

(a) The Borrower will not create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Liabilities, other than (i) Liabilities in respect of the Loans and the CP Notes, and (ii) other Liabilities, provided that such other Liabilities (A) do not contain any affirmative covenants (other than customary affirmative covenants specific to the particular transaction, such as informational covenants with respect to collateral, requirements to maintain insurance on collateral and similar items), negative covenants, default provisions, events of default, or other material terms or conditions which are more restrictive than the terms and conditions of this Credit Agreement, and (B) either (1) comprise short-term debt securities, reverse repurchase agreements, dollar rolls or other derivatives or (2) does not exceed 5.0% of Total Asset Value and has been borrowed for “temporary purposes” within the meaning of the Investment Company Act.

(b) The Borrower will not cause or permit the issuance of CP Notes (i) if immediately before or after giving effect thereto any Default shall or would exist, or (ii) in violation of the Depositary Agreement.

Section 7.2 Liens

The Borrower will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except Permitted Encumbrances.

Section 7.3 Fundamental Changes; Line of Business; Fiscal Year

The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets or liquidate or dissolve, unless, (i) immediately before and after giving effect thereto, no Default shall or would exist, (ii) the Borrower is the survivor of any such merger or consolidation and (iii) the Rating Agencies have reconfirmed the rating of the CP Notes.

Section 7.4 Investments, Loans, Advances, Guarantees and Acquisitions

The Borrower will not purchase, hold or acquire (including pursuant to any merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to (other than commissions, travel expenses, and similar advances to officers and employees of the Borrower made in the ordinary course of business), make or permit to exist any Guarantees of any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions (including pursuant to any merger)) any assets of any other Person constituting a business unit, except to the extent in compliance with the Investment Policies.

Section 7.5 Restricted Payments

The Borrower will not (a) (i) declare any dividend with respect to any Equity Interests of the Borrower, unless, as of the date of such declaration, no Event of Default shall or would exist and the Borrower could have paid such dividend at the time of such declaration without causing an Event of Default, and (ii) make, or agree to pay for or make, directly or indirectly, any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of the Borrower unless (A) as of the date such dividend or distribution is made, the representations and warranties of the Borrower set forth in this Credit Agreement shall be true and correct on and as of the date of such dividend or distribution (except to the extent any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall have been true and correct as of such earlier date) and (B) at the time of and immediately before and after giving effect to such dividend or distribution, the Borrower shall be in compliance with Section 7.11(b) and no Event of Bankruptcy shall have occurred, (b) make, or agree to pay for or make, directly or indirectly, (i) any payment (other than with respect to the Borrower’s DRIP) whether in cash, securities or other property, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest, unless both immediately before and after giving effect thereto, no Loans are outstanding and no Event of Default shall or would exist, (ii) any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Liability of the Borrower which is subordinated (other than pursuant to, or as contemplated by, Section 7.9) to the payment of any obligations of the Borrower under the Loan Documents, and (iii) any acquisition for value by the Borrower of any Equity Interests issued by the Borrower or any other Person that Controls the Borrower.

Section 7.6 Restrictive Agreements

The Borrower will not directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement binding on the Borrower (other than the Transaction Documents or any agreement in favor of any Rating Agency) that prohibits, restricts or imposes any condition upon the ability of the Borrower to amend, supplement or otherwise modify the Loan Documents.

Section 7.7 Amendment of Material Documents

The Borrower will not consent to any amendment, supplement or other modification of any of the terms or conditions contained in, or applicable to, the Borrower’s articles of incorporation, by-laws or other organic documents, the Depositary Agreement or the Investment Policies, other than any amendment, supplement or other modification to the Borrower’s articles of incorporation, by-laws or other organic documents, the Depositary Agreement that (i) would have no material effect on any term or condition of any Transaction Document, (ii) could not reasonably be expected to adversely affect the interests of the Credit Parties under the Loan Documents, (iii) would not in any way modify the Investment Policies or (iv) with respect to which, the prior written consent of the Required Lenders has been obtained.

Section 7.8 Pension Plans; Multiemployer Plans

Neither the Borrower nor any ERISA Affiliate thereof shall incur any liability or obligation with respect to any Plan or Multiemployer Plan.

Section 7.9 Payment of Management Fees

At any time that an Event of Default shall have occurred and be continuing, the Borrower will not pay, or cause or permit to be paid, any management or advisory fees of any type to the Investment Advisor, whether pursuant to the terms of an investment advisory agreement or not.

Section 7.10 Partnerships, Joint Ventures and Subsidiaries

The Borrower will not be a general partner or joint venture in any partnership or joint venture, or create or permit to exist any subsidiary of the Borrower.

Section 7.11 Financial Covenants

(a) CP Maintenance Ratio. The Borrower will not permit the CP Maintenance Ratio as of the last Business Day of any calendar week to be less than 1.00:1.00.

(b) Gross Asset Coverage Ratio. The Borrower will not permit the Gross Asset Coverage Ratio as of any Calculation Date to be less than 3.10:1.00, provided that if such ratio is less than 3.20:1:00 as of any Calculation Date, such ratio shall be calculated as of the close of business on each Business Day thereafter until such ratio is greater than 3.20:1:00 (and the Borrower shall cause the Investment Advisor to provide the Administrative Agent, by telephone or facsimile, with a reasonably detailed statement of the Gross Asset Coverage Ratio for each Business Day during the period described in this proviso by not later than the following Business Day.

(c) Net Asset Coverage Ratio. The Borrower will not permit the Net Asset Coverage Ratio as of any Calculation Date to be less than 3.10:1.00, provided that if such ratio is less than 3.20:1:00 as of any Calculation Date, such ratio shall be calculated as of the close of business on each Business Day thereafter until such ratio is greater than 3.20:1:00 (and the Borrower shall cause the Investment Advisor to provide the Administrative Agent, by telephone or facsimile, with a reasonably detailed statement of the Net Asset Coverage Ratio for each Business Day during the period described in this proviso by not later than the following Business Day.

ARTICLE 8.

EVENTS OF DEFAULT

Section 8.1 Events of Default

Each of the following events constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee, commission or any other amount (other than an amount referred to in clause (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty (i) made or deemed made on the Closing Date, on the date of any Borrowing and on the date of any issuance of CP Notes by or on behalf of the Borrower pursuant to, or in connection with, any Transaction Document or (ii) made or deemed made by or on behalf of the Borrower pursuant to, or in connection with, any amendment or modification or waiver of or under any Transaction Document, or in any report, certificate, financial statement or other document furnished pursuant to, or in connection with, any Transaction Document or any amendment or modification or waiver of or under any Transaction Document, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 2.10, 6.3(a), 6.7, 6.9, 6.10 or 6.12 or in Article 7 (other than Section 7.11(a));

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Transaction Document to which it is a party (other than those specified in clause (a), (b) or (d) of this Article), and (i) with respect to Section 7.11(a), such failure shall continue unremedied for a period of 15 days after the Borrower shall have obtained knowledge thereof and (ii) with respect to each such covenant, condition or agreement (other than those contained in Section 7.11(a)), such failure shall continue unremedied for a period of 30 days after the Borrower shall have obtained knowledge thereof;

(f) the Borrower shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Obligations when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g) any event or condition occurs that results in any Material Obligations becoming due prior to their scheduled maturity or payment date, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Obligations or any trustee or agent on its or their behalf to cause any Material Obligations to become due prior to their scheduled maturity or payment date or to require the prepayment, repurchase, redemption or defeasance thereof prior to their scheduled maturity or payment date (in each case after giving effect to any applicable cure period), provided that this clause (g) shall not apply to secured Liabilities that become due solely as a result of the voluntary sale or transfer of the property or assets securing such Liabilities;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition or appointment shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against the Borrower (which shall not be fully covered by insurance without taking into account any applicable deductibles) and the same shall remain undischarged or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or enforcement proceeding shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower to enforce any such judgment;

(l) any Transaction Document shall cease, for any reason not expressly provided hereunder, to be in full force and effect against the Borrower, or the Borrower shall so assert in writing or shall disavow any of its obligations thereunder; or

(m) the Investment Advisor shall for any reason (i) cease to serve as the investment advisor to the Borrower and such failure shall continue unremedied for a period of 30 days or (ii) cease to be a registered investment advisor under the Investment Advisors Act.

Section 8.2 Event of Bankruptcy

Upon the occurrence of any Event of Bankruptcy, the Commitments shall automatically terminate (whether before or after the Closing Date) and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 8.3 Other Events of Default

Upon the occurrence and during the continuance of any Event of Default (other than an Event of Bankruptcy), the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower (with a copy to each of the Depositary and the Placement Agent), take either or both of the following actions (whether before or after the Closing Date), at the same or different times:

(i) subject to Section 8.4, declare the Commitments terminated, and

(ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued under the Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 8.4 Declaration of Commitment Termination

Upon any declaration of the termination of the Commitments under Section 8.3(i), the Commitments shall terminate immediately, provided that no termination of the Commitments pursuant to this Section 8.4 shall be effective if, immediately after giving effect thereto, there would be any Outstanding Eligible CP Notes, provided further that the Commitments shall, on each date following any such declaration, be automatically reduced to an amount equal to the aggregate Face Amount of all Outstanding Eligible CP Notes.

ARTICLE 9.

THE ADMINISTRATIVE AGENT

Each Credit Party hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Credit Parties as shall be necessary under the circumstances as provided in Section 10.2), and (iii) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Credit Parties as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Credit Party (and, promptly after its receipt of any such notice, it shall give each Credit Party and the Borrower notice thereof), and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (a) any statement, warranty or representation made in or in connection with any Loan Document, (b) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth therein, (d) the validity, enforceability, effectiveness or genuineness thereof or any other agreement, instrument or other document or (e) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub agents appointed by the Administrative Agent, provided that no such delegation shall serve as a release of the Administrative Agent or waiver by the Borrower of any rights hereunder. The Administrative Agent and any such sub agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Credit Parties and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Credit Parties, appoint a successor Administrative Agent which shall be an Eligible Assignee and shall have an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Credit Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Credit Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Credit Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Credit Party and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon any Loan Document, any related agreement or any document furnished thereunder.

ARTICLE 10.

MISCELLANEOUS

Section 10.1 Notices.

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(a) if to the Borrower, to it at 55 East Monroe Street, Chicago, Illinois 60603, Attention of: Dennis A. Cavanaugh, Executive Vice President and Secretary, (Telephone No. (312) 630-4510; Facsimile No. (312) 630-2505);

(b) if to the Administrative Agent, to it at One Wall Street, New York, New York 10286, Attention of: Susan Baratta, (Telephone No. (212) 635-4695; Facsimile No. (212) 635-6365 or 6366 or 6367), with a copy to The Bank of New York, at One Wall Street, New York, New York 10286, Attention of: Timothy Somers (Telephone No. (212) 635-8528; Facsimile No. (212) 635-6348);

(c) if to the Depositary, to it at Corporate Trust Division, 101 Barclay Street, 8W, New York, New York 10286, Attention: Mary LaGumina (Telephone No. (212) 815-4812; Facsimile No. (212) 815-5707); and

(d) if to any other Credit Party, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Credit Agreement shall be deemed to have been given on the date of receipt.

Section 10.2 Waivers; Amendments

(a) No failure or delay by any Credit Party in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be made pursuant to paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

(b) Neither any Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) increase the Commitment of any Lender as a percentage of the total aggregate Commitments of all Lenders (other than as a result of a Successful Extension Request (a) to which such Lender was a Consenting Lender, and (b) in respect of which one or more Lenders were not Consenting Lenders) without the written consent of such Lender, (iii) reduce the principal amount of any Loan, reduce the rate of any interest (other than under Section 3.1(b)), or reduce any fees, payable under the Loan Documents, without the written consent of each Credit Party affected thereby, (iv) postpone the date of payment at stated maturity of any Loan, any interest or any fees payable under the Loan Documents, or reduce the amount of, waive or excuse any such payment, or postpone the stated termination or expiration of the Commitments without the written consent of each Credit Party affected thereby, (v) change any provision hereof in a manner that would alter the pro rata sharing of payments required by Section 2.8(b) or the pro rata reduction of Commitments required by Section 2.5(c), without the written consent of each Credit Party affected thereby, or (vi) change any of the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, or change the currency in which Loans are to be made or payments under the Loan Documents are to be made, or provide for additional borrowers, without the written consent of each Lender, and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

Section 10.3 Expenses; Indemnity; Damage Waiver

(a) The Borrower shall pay (i) all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facility provided for herein, the preparation and administration of each Loan Document or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated thereby shall be consummated) and (ii) all reasonable out-of-pocket costs and expenses incurred by any Credit Party, including the reasonable fees, charges and disbursements of any counsel for any Credit Party and any consultant or expert witness fees and expenses, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made, including all such reasonable out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify each Credit Party and each Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds thereof, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower, or any Environmental Liability related in any way to the Borrower or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent an amount equal to the product of such unpaid amount multiplied by a fraction, the numerator of which is the sum of such Lender’s unused Commitment plus the outstanding principal balance of such Lender’s Loans and the denominator of which is the sum of the unused Commitments plus the outstanding principal balance of all Lenders’ Loans (in each case determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, in the event that no Lender shall have any unused Commitments or outstanding Loans at such time, as of the last time at which any Lender had any unused Commitments or outstanding Loans), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct and actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement, instrument or other document contemplated thereby, the Transactions or any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly but in no event later than ten days after written demand therefor.

Section 10.4 Successors and Assigns

(a) The provisions of the Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Credit Party (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in the Loan Documents, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each Credit Party) any legal or equitable right, remedy or claim under or by reason of any Loan Document.

(b) Any Lender may assign all or a portion of its rights and obligations under the Loan Documents (including all or a portion of its Commitment and the applicable Loans at the time owing to it) to one or more Eligible Assignees, provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Borrower and the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless the Borrower and the Administrative Agent otherwise consent (which consent shall not be unreasonably withheld or delayed), (iii) no assignments to the Borrower or any of its Affiliates shall be permitted (and any attempted assignment or transfer to the Borrower or any of its Affiliates shall be null and void), (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance together with, unless otherwise agreed by the Administrative Agent, a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, provided further, that any consent of the Borrower otherwise required under this paragraph shall not be required if a Default has occurred and is continuing, and provided further, that if the Program Termination Date has not occurred or if such assignment would increase the number of Lenders to eleven or more, no such assignment shall occur if the Rating Agencies refuse to reconfirm the rating of the CP Notes after a timely request for such reconfirmation by the Borrower to the Rating Agencies made prior to the effectiveness of any such assignment. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under the Loan Documents, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under the Loan Documents (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.5, 3.6, 3.7 and 10.3 with respect to facts and circumstances occurring prior to the effectiveness of such assignment). Except as otherwise provided under clause (iii) of this paragraph, any assignment or transfer by a Lender of rights or obligations under the Loan Documents that does not comply with this paragraph shall be treated for purposes of the Loan Documents as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent clearly demonstrable error, and the Borrower and each Credit Party may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Credit Party, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Credit Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of the Borrower or any Credit Party, sell participations to one or more banks or other entities (each such bank or other entity being called a “Participant”) in all or a portion of such Lender’s rights and obligations under the Loan Documents (including all or a portion of its Commitment and outstanding Loans owing to it), provided that (i) such Lender’s obligations under the Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower and the Credit Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents and (iv) no participations to the Borrower or any of its Affiliates shall be permitted (and any attempted participation to the Borrower or any of its Affiliates shall be null and void). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of any Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.2(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.5, 3.6 and 3.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.8(c) as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.5 or 3.7 than the Lender that sold the participation to such Participant would have been entitled to receive with respect to the interest in the Loan Documents subject to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.7 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.7(e) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations under the Loan Documents or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5 Survival

All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Credit Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Loan Document and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Loan Documents is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 3.5, 3.6, 3.7 and 10.3, 10.9, 10.10 and Article 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the termination of the Commitments or the termination of this Credit Agreement or any provision hereof.

Section 10.6 Counterparts; Integration; Effectiveness

This Credit Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute but one contract. This Credit Agreement and any separate letter agreements with respect to fees payable to any Credit Party or the syndication of the credit facilities established hereunder constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Credit Agreement shall become effective as of the date set forth in the preamble to this Credit Agreement when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of this Credit Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

Section 10.7 Severability

In the event any one or more of the provisions contained in this Credit Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.8 Right of Setoff

Each of the Lenders and their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by it to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Credit Agreement and the other Loan Documents held by it, irrespective of whether or not it shall have made any demand therefor and although such obligations may be unmatured (a) if an Event of Bankruptcy shall have occurred or if the Borrower fails to make any payment (whether of principal, interest, fees or otherwise and regardless of amount) to any Credit Party when the same shall become due under the Loan Documents or (b) with the consent of the Required Lenders if any other Event of Default shall have occurred and be continuing. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each of the Lenders and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that they may have.

Section 10.9 Governing Law; Jurisdiction; Consent to Service of Process

(a) This Credit Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Credit Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement shall affect any right that the Administrative Agent or any other Credit Party may otherwise have to bring any action or proceeding relating to this Credit Agreement or the other Loan Documents against the Borrower, or any of its property, in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Credit Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) The Borrower irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Credit Agreement will affect the right of any party to this Credit Agreement to serve process in any other manner permitted by law.

Section 10.10 WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11 Headings

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Credit Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Credit Agreement.

Section 10.12 Interest Rate Limitation

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest thereon under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding an interest in such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all of the Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and the Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.13 Agreement not to File Petition in Bankruptcy

Each Credit Party, severally for itself alone, agrees that it will not institute against, or join any other Person in instituting against, the Borrower any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any Federal or State bankruptcy or similar law, for one year and a day after the latest maturing CP Note is paid. However, nothing contained in this Section 10.13 shall prevent the Credit Parties from acting to protect their respective interests in the event that the Borrower has instituted such proceedings or that other parties have instituted such proceedings against the Borrower. The provisions of this Section 10.13 shall survive the termination of this Agreement.

Section 10.14 Treatment of Certain Information

Each Credit Party agrees to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of the same nature, all non-public information supplied by the Borrower pursuant to this Credit Agreement which (i) is clearly identified by such Person as being confidential at the time the same is delivered to such Credit Party or (ii) constitutes any financial statement, financial projections or forecasts, budget, Compliance Certificate, audit report, management letter or accountants’ certification delivered hereunder (“information”), provided that nothing herein shall limit the disclosure of any information (a) to any of its respective Related Parties that needs to know such information, (b) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, or requested by any bank regulatory authority, (c) on a confidential basis, to prospective lenders or participants or their counsel, (d) to auditors, accountants, consultants and advisors, and any analogous counterpart thereof, (e) to any other Credit Party, (f) in connection with any litigation to which any one or more of the Credit Parties is a party, (g) to the extent such information (A) becomes publicly available other than as a result of a breach of this Credit Agreement by such Credit Party, (B) becomes available to any of the Credit Parties on a non-confidential basis from a source other than the Borrower or any of its Affiliates or (C) was available to the Credit Parties on a non-confidential basis prior to its disclosure to any of them by the Borrower or any of its Affiliates; and (h) to the extent the Borrower shall have consented to such disclosure in writing.

Section 10.15 Use of Lender Names

Each Lender hereby consents to the use by the Borrower of its name and credit rating in the private placement memorandum to be issued in connection with any CP Notes.

[Signature pages follow]

DUFF & PHELPS UTILITY AND CORPORATE BOND TRUST INC.

CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DUFF & PHELPS UTILITY AND CORPORATE BOND TRUST INC.

By:	/s/ Dennis A. Cavanaugh
Name:	Dennis A. Cavanaugh
Title:	Senior Vice President and Chief Investment Officer

DUFF & PHELPS UTILITY AND CORPORATE BOND TRUST INC.

CREDIT AGREEMENT

THE BANK OF NEW YORK, individually and as Administrative Agent

By:	/s/ Philip H. Evans
Name:	Philip H. Evans
Title:	Vice President

DUFF & PHELPS UTILITY AND CORPORATE BOND TRUST INC.

CREDIT AGREEMENT

DANSKE BANK A\S

By:	/s/ George Neofitidis
Name:	George Neofitidis
Title:	Vice President

By:	/s/ John A. O’Neill
Name:	John A. O’Neill
Title:	Assistant General Manager

DUFF & PHELPS UTILITY AND CORPORATE BOND TRUST INC.

CREDIT AGREEMENT

HARRIS TRUST AND SAVINGS BANK

By:	/s/ Charles Howes
Name:	Charles Howes
Title:	Vice President